Exhibit 99

Tennant Company Reports 2025 Fourth-Quarter and
Full-Year Results

•Operations and Financial Performance Impacted by ERP System Implementation

•Fourth Quarter Adjusted EPS(a) of $0.48, including Estimated $0.91 Impact from ERP Implementation

•Full Year 2025 Adjusted EPS of $4.57

•Share Repurchases Totaled ~$88 million in 2025, About 6% of Outstanding Shares

•Issues Outlook for 2026

MINNEAPOLIS, MN (Feb. 23, 2026)—Tennant Company (NYSE: TNC), a global leader in floor-care equipment and cleaning solutions, today announced results for the fourth quarter and full year ended December 31, 2025. The Company also provided an operational update following the North America go-live of its new enterprise resource planning (ERP) system during the fourth quarter.

(In millions, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	Incr / (Decr)	2025	2024	Incr / (Decr)
Net sales	$291.6	$328.9	(11.3)%	$1,203.5	$1,286.7	(6.5)%
Net (loss) income	$(4.4)	$6.6	(166.7)%	$43.8	$83.7	(47.7)%
Diluted EPS	$(0.23)	$0.35	(165.7)%	$2.36	$4.38	(46.1)%

Adjusted diluted EPS(a)	$0.48	$1.52	(68.4)%	$4.57	$6.57	(30.4)%
Adjusted EBITDA(a)	$25.6	$47.4	(46.0)%	$167.4	$208.8	(19.8)%
Adjusted EBITDA margin(a)	8.8%	14.4%	(560) bps	13.9%	16.2%	(230) bps

“Our fourth‑quarter performance fell short of expectations due to production disruptions during the North America ERP transition,” said Dave Huml, Tennant President and Chief Executive Officer. “We have taken targeted and decisive actions to stabilize operations, and we are seeing steady improvement across our core processes. As we continue to strengthen system performance and support our customers, we expect to return to a more normalized operating rhythm and predictable performance through the first half of 2026.

"While the near‑term impact from the ERP transition is meaningful, we are closely managing our recovery efforts and believe we will achieve the long-term benefits of this ERP modernization. Our ERP investment will ultimately strengthen our operational foundation, enable scalable growth and operating efficiency, improve data consistency, and enhance how we serve customers. In addition to this digital transformation, we have continued to make investments in and executed on our growth strategies including the expansion of our robotics portfolio, targeted go‑to‑market initiative and strategic pricing actions. As we anticipate operational stabilization in the first half of 2026, we believe that disciplined execution of these initiatives, supported by ongoing cost‑out and productivity efforts, will position us to deliver growth and return to margin expansion consistent with our long‑term commitments.”
(a)See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 2 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
ERP System Implementation Update
Tennant went live with the ERP system in its largest region, North America, in the first week of November 2025. The transition introduced unexpected challenges that constrained operating capacity, including:
•Order‑management and fulfillment disruptions
•Manufacturing scheduling issues and reduced inventory visibility, particularly in Parts and Consumables and Service
•Slower transaction processing and prolonged customer delays

Customers experienced challenges as ERP‑related constraints in November limited our ability to fulfill orders or provide reliable shipment visibility. To help limit further customer impact, Tennant deployed cross‑functional recovery teams, implemented interim workarounds, increased on‑site ERP support, and prioritized production scheduling to restore throughput.

As a result, core workflows, including order management, production scheduling, and fulfillment, have improved. December revenue recovered from November levels and performed in line with expectations; however, achieving this stabilization required incremental labor and other operating costs during the month.

Financial Highlights
Fourth Quarter 2025
•Net sales of $291.6 million, down 13.9% organically, reflecting November shipment constraints, the lapping of prior‑year backlog reduction, as well as demand softness in our North America industrial business.
•Adjusted EBITDA(a) of $25.6 million, down 46.0% year over year due to lower volume, operating deleverage, and incremental ERP stabilization costs.
•We estimate the ERP implementation disruption had an unfavorable impact of roughly $30 million on net sales and approximately $22 million on adjusted EBITDA(a).

Full Year 2025
•Net sales of $1,203.5 million, including a 0.7% foreign currency tailwind, a 7.3% organic decline and below the $1.21–$1.25 billion guidance range, primarily driven by fourth quarter results.
•Adjusted EBITDA(a) of $167.4 million, a 19.8% decline versus prior year and below the $196–$209 million guidance range, reflecting lower volume, operating deleverage, and the impact of the ERP operational disruption that took place in the fourth quarter.
•Orders grew by approximately 4% and backlog increased by roughly $15 million.

(a)See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 3 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
Net Sales
Consolidated net sales for the fourth quarter of 2025 totaled $291.6 million, an 11.3% decrease compared to consolidated net sales of $328.9 million in the fourth quarter of 2024. Consolidated net sales for the full year 2025 totaled $1,203.5 million, a 6.5% decrease compared to consolidated net sales of $1,286.7 million in 2024. The components of the consolidated net sales change were as follows:

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2025 vs. 2024
Price	1.2%	1.4%
Volume	(15.1)%	(8.7)%
Organic decline	(13.9)%	(7.3)%
Acquisitions	—%	0.1%
Foreign currency	2.6%	0.7%
Total decline	(11.3)%	(6.5)%

Organic Sales
Organic sales, which exclude the effects of foreign currency and acquisitions, declined in both the fourth quarter and full year 2025 compared to 2024. The decrease in the fourth quarter of 2025 was driven by volume declines in North America, primarily related to transitional impacts related to the new ERP implementation, and softer underlying demand for industrial equipment and aftermarket products, partially offset by volume increases in EMEA and APAC and price realization in the Americas. Full year 2025 net sales decline was driven by volume declines in North America, which lapped a significant backlog-reduction benefit in the prior-year period and was affected by transitional impacts related to the new ERP implementation, partly offset by price realization in the Americas and EMEA.

	Three Months Ended December 31, 2025				Twelve Months Ended December 31, 2025
	Americas	EMEA	APAC	Total	Americas	EMEA	APAC	Total
Organic net sales (decline) growth	(22.3)%	3.0%	11.0%	(13.9)%	(10.5)%	0.5%	(2.2)%	(7.3)%

Americas: The 22.3% decline in the Americas during the fourth quarter was driven primarily by volume declines in North America primarily related to the new ERP implementation and Latin America volume declines in both equipment and parts and consumables. The volume declines were partly offset by price realization.

The 10.5% decline during the full year was primarily due to volume declines in North America, as a result of lapping a significant backlog-reduction benefit in the prior-year period, order fulfillment disruptions associated with our fourth quarter 2025 ERP transition, and softer underlying demand primarily in industrial equipment in the second half of 2025. This was partially offset by price realization.

EMEA: The 3.0% increase in EMEA during the fourth quarter was primarily driven by equipment volume increases in France, the UK, and Spain. The 0.5% increase for the full year was due to price realization, partly offset by volume declines in Germany, Benelux, Scandinavia and France.

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Page 4 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
APAC: The 11.0% increase in APAC during the fourth quarter was driven by volume increases in Australia and China, primarily in equipment. The 2.2% decline during the full year reflects the impact of pricing actions and softer underlying demand primarily in China and Southeast Asia, partly offset by volume growth in Australia and India.

Operating Results
Gross profit margin decreased to 34.6% in the fourth quarter of 2025, down from 41.3% in the fourth quarter of 2024. The decline was primarily due to effects of the ERP transition in North America, which resulted in an estimated $13.5 million of volume impact and approximately $8.5 million of incremental costs and deleverage. Margin was further pressured by increased tariff-related material costs and roughly $4.5 million of other charges, including inventory write-downs, recognized in the quarter. This was partially offset by a favorable impact of price realization and foreign exchange.

For the full year 2025, gross profit margin decreased to 40.2%, compared to 42.7% in 2024. The margin rate decrease was primarily driven by unfavorable volume and mix dynamics, including the North America ERP transition effects referenced above. Additional pressures included higher tariff costs, service‑related cost deleverage, and the other charges recorded in the fourth quarter. The comparison to the prior year was further influenced by a significant backlog reduction in 2024 that carried a higher concentration of higher margin industrial products sold through direct channels. These factors were partially offset by favorable price realization, including pricing actions taken to address tariff-related cost increases, as well as benefits from foreign exchange.

Selling and Administrative ("S&A") expense was $93.8 million in the fourth quarter of 2025, a $22.6 million decrease compared to the fourth quarter of 2024. The decrease was primarily driven by lower legal expenses and lower compensation-related costs. S&A expense for the full year 2025 was $374.8 million, a $17.1 million decrease compared to 2024. The decrease was driven by lower compensation-related costs and reductions in certain legal, integration, and restructuring expenses, partially offset by higher ERP spending and increased bad debt expense. Adjusted S&A expense(a) as a percentage of net sales for the fourth quarter 2025 was mostly flat at 27.3% compared to 27.4% in 2024. Full-year adjusted S&A expense(a) as a percentage of net sales increased to 27.7%, compared to 27.4% in 2024, which was primarily due to net sales deleverage.

Adjusted EBITDA(a) was $25.6 million in the fourth quarter of 2025, compared to $47.4 million in 2024. Adjusted EBITDA margin(a) for the fourth quarter 2025 was 8.8%, a 560-basis-point decrease from 2024. For the full year 2025, Adjusted EBITDA(a) was $167.4 million, compared to $208.8 million in 2024, a decrease of $41.4 million. Adjusted EBITDA margin(a) for the full year 2025 was 13.9%, a 230-basis-point decrease from 2024. We estimate the ERP implementation challenges resulted in an approximate $22 million reduction in fourth quarter Adjusted EBITDA(a).

Net loss was $4.4 million in the fourth quarter of 2025, an $11.0 million decrease compared to the fourth quarter of 2024. The decrease was driven by margin compression and lower net sales that outpaced cost-out actions. Net income for the full year 2025 was $43.8 million, a decrease of $39.9 million compared to 2024. The decrease was primarily driven by decreased volumes and margin pressure from product mix, tariff-driven

(a)See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 5 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
inflationary pressures, and challenges associated with our ERP transition that outpaced our pricing and cost-out initiatives.

Adjusted net income(a) was $8.5 million in the fourth quarter of 2025, a $20.5 million decrease compared to the fourth quarter of 2024. Adjusted net income(a) for the full year 2025 was $84.8 million, a decrease of $40.7 million compared to 2024. The decrease in both periods was primarily driven by lower sales volume and gross margin compression in 2025, resulting from volume deleverage, a shift in product and channel mix, higher material and tariff‑related costs, and impacts from the North America ERP transition. Results were further pressured by unfavorable foreign exchange and a higher effective tax rate as compared to 2024. This was partially offset by operating expense reductions in S&A.

Cash Flow, Liquidity and Capital Allocation
Tennant generated $65.0 million in cash flow from operations in 2025 compared to $89.7 million in 2024. The decrease in cash provided by operating activities was primarily driven by lower operating performance, higher ERP spend, and increased consumption of working capital. Tennant generated free cash flow of $43.3 million in 2025, which included investments in ERP modernization of $59.1 million. The Company converted 157% of net income to free cash flow in 2025 when excluding ERP modernization cash flows.

Liquidity remained strong with a balance of $106.4 million in cash and cash equivalents as of the end of 2025, and $374.3 million of unused borrowing capacity under its revolving credit facility.

The Company continues to strategically deploy cash flow to meet operational capital requirements and to return capital to shareholders in alignment with its capital allocation priorities. In 2025, the Company invested $21.7 million in capital expenditures and returned $110.4 million to shareholders through $88.5 million of share repurchases and $21.9 million of dividends. The Company's net leverage ratio was 1.00 times Adjusted EBITDA(a), which is in line with its targeted range of 1x to 2x Adjusted EBITDA(a).

2026 Guidance
As we look ahead to 2026, we expect the overall macroeconomic backdrop and demand environment to remain broadly consistent with the conditions experienced in 2025. In North America, ERP‑related operational challenges that arose in the fourth quarter of 2025 are expected to continue early in the year. As part of our recovery efforts, we conducted a comprehensive physical inventory that required a two‑week shutdown of our manufacturing facilities in early January, which will significantly affect first‑quarter sales and costs. Furthermore, we expect to temporarily operate below optimal efficiency as the new system stabilizes, leading to elevated costs and compressed margins, most notably in the first quarter. We project a return to a more normalized and efficient operating rhythm by mid-year, underpinned by ongoing process refinement and productivity initiatives. At the same time, we expect continued gross margin pressure from the tariffs implemented during the second half of 2025. We have implemented targeted cost‑out initiatives across both our supply chain and commercial pricing processes to help mitigate these impacts. Against this backdrop, we expect margin performance to improve gradually through the year, beginning with a first quarter that is generally aligned with the run‑rate levels we saw in the fourth quarter of 2025, followed by progressive expansion as operational momentum builds.
(a)See Supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 6 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
For 2026, Tennant provides the following guidance ranges:

(In millions, except per share data)	2026 Guidance Ranges
Net sales	$1,240 - $1,280
Organic net sales growth	3.0% - 6.5%
Diluted net income per share	$4.05 - $4.65
Adjusted diluted net income per share*	$4.70 - $5.30
Adjusted EBITDA*	$175 - $190
Adjusted EBITDA margin*	14.1% - 14.8%
Capital expenditures	~$25
Adjusted effective tax rate*	24% - 29%

*Excludes ERP modernization costs and amortization expense.

Conference Call
Tennant will host a conference call to discuss its 2025 fourth-quarter and full-year results on February 24, 2026, at 9 a.m. Central Time (10 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the overview page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.20 billion in 2025 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 21 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets the Company serves. Particular risks and uncertainties presently facing it include: geopolitical and economic uncertainty throughout the world; changes in trade policy; ability to comply with global laws and regulations; changes in foreign currency exchange rates; ability to adapt price sensitivity; competition in the Company's business; fluctuations in the cost, quality or availability of raw materials and purchased components; ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; the Company's ability to attract, retain and develop key personnel and create effective succession planning strategies; the Company's ability to effectively develop and manage strategic planning and growth processes and the related operational plans; ability to implement our new enterprise risk management system; the Company's ability to successfully protect its information technology systems, including from cybersecurity risks the occurrence of a significant business interruption; the Company's ability to maintain the health and safety of its workers; the Company's ability to integrate acquisitions; the Company's ability to develop and commercialize new innovative products and services; and the Company ability to execute its business transformation strategy.

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Page 7 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect the Company's results can be found in its 2025 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

The Company believes that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. The Company uses these measures to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). The Company calculates the Non-GAAP measures by adjusting for legal contingency costs, ERP modernization costs, restructuring-related costs, transaction-related costs and amortization expense. The Company calculates income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. The Company calculates net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. The Company calculates EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242

FINANCIAL TABLES FOLLOW
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Page 8 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$291.6	$328.9	$1,203.5	$1,286.7
Cost of sales	190.8	192.9	719.2	736.7
Gross profit	100.8	136.0	484.3	550.0
Selling and administrative expense	93.8	116.4	374.8	391.9
Research and development expense	11.2	12.0	41.2	43.8
Operating (loss) income	(4.2)	7.6	68.3	114.3
Interest expense, net	(2.1)	(1.6)	(9.0)	(9.1)
Net foreign currency transaction (loss) gain	(0.7)	—	(1.7)	0.1
Other income (expense), net	1.0	(0.7)	0.3	(0.5)
(Loss) income before income taxes	(6.0)	5.3	57.9	104.8
Income tax (benefit) expense	(1.6)	(1.3)	14.1	21.1
Net (loss) income	$(4.4)	$6.6	$43.8	$83.7

Net (loss) income per share
Basic	$(0.23)	$0.36	$2.38	$4.46
Diluted	$(0.23)	$0.35	$2.36	$4.38

Weighted average shares outstanding:
Basic	17,947,760	18,775,004	18,366,216	18,786,871
Diluted	18,184,728	19,044,968	18,579,707	19,096,138
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Americas	$177.6	$226.4	(21.6)%	$792.0	$888.5	(10.9)%
Europe, Middle East and Africa	93.4	83.9	11.3%	334.6	318.5	5.1%
Asia Pacific	20.6	18.6	10.8%	76.9	79.7	(3.5)%
Total	$291.6	$328.9	(11.3)%	$1,203.5	$1,286.7	(6.5)%
(1) Net of intercompany sales.
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Page 9 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except shares and per share data)
December 31	2025	2024
ASSETS
Cash, cash equivalents, and restricted cash	$106.4	$99.8
Receivables, less allowances of $10.4 and $7.1, respectively	256.8	259.1
Inventories	198.5	183.8
Prepaid and other current assets	38.0	33.9
Total current assets	599.7	576.6
Property, plant and equipment, less accumulated depreciation of $289.0 and $310.9, respectively	189.8	184.4
Operating lease assets	56.9	54.6
Goodwill	208.6	185.6
Intangible assets, net	52.6	58.7
Other assets	161.3	130.2
Total assets	$1,268.9	$1,190.1
LIABILITIES AND TOTAL EQUITY
Current portion of long-term debt	$0.4	$1.3
Accounts payable	127.5	126.9
Employee compensation and benefits	40.9	53.1
Other current liabilities	124.3	110.9
Total current liabilities	293.1	292.2
Long-term debt	273.2	198.2
Long-term operating lease liabilities	35.5	36.3
Employee-related benefits	15.7	13.5
Deferred income taxes	3.3	4.9
Other liabilities	44.7	22.9
Total long-term liabilities	372.4	275.8
Total liabilities	$665.5	$568.0
Common Stock, $0.375 par value; 60,000,000 shares authorized; 17,846,681 and 18,849,456 shares issued and outstanding, respectively	6.7	7.1
Additional paid-in capital	—	76.7
Retained earnings	628.1	609.7
Accumulated other comprehensive loss	(33.2)	(72.7)
Total Tennant Company shareholders' equity	601.6	620.8
Noncontrolling interest	1.8	1.3
Total equity	603.4	622.1
Total liabilities and total equity	$1,268.9	$1,190.1
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Page 10 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)
December 31	2025	2024
OPERATING ACTIVITIES
Net income	$43.8	$83.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	45.0	40.1
Amortization expense	13.7	15.0
Deferred income tax expense (benefit)	4.2	(9.8)
Share-based compensation expense	10.4	11.9
Bad debt and returns expense	7.1	3.4
Other, net	1.3	0.6
Changes in operating assets and liabilities:
Receivables	4.1	(15.0)
Inventories	(21.7)	(33.0)
Accounts payable	(1.9)	15.4
Employee compensation and benefits	(13.8)	(5.2)
Other assets and liabilities	(27.2)	(17.4)
Net cash provided by operating activities	65.0	89.7
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(21.7)	(20.9)
Proceeds from sale of property, plant and equipment	1.5	—
Purchase of investment	—	(32.1)
Payments made in connection with business acquisition, net of cash acquired	(3.2)	(25.7)
Investment in leased assets	(0.4)	(0.5)
Cash received from leased assets	1.1	0.8
Net cash used in investing activities	(22.7)	(78.4)
FINANCING ACTIVITIES
Proceeds from borrowings	85.0	40.9
Repayments of borrowings	(10.8)	(42.5)
Payment of debt financing costs	—	(2.2)
Proceeds from exercise of stock options, net of employee tax withholdings obligations of $3.1, and $3.8, respectively	(2.5)	19.6
Repurchases of common stock	(88.5)	(19.6)
Dividends paid	(21.9)	(21.4)
Net cash (used in) provided by financing activities	(38.7)	(25.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.0	(3.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	6.6	(17.3)
Cash, cash equivalents and restricted cash at beginning of year	99.8	117.1
Cash, cash equivalents and restricted cash at end of year	$106.4	$99.8
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Page 11 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income - as reported	$(4.4)	$6.6	$43.8	$83.7
Adjustments:
Amortization expense	2.5	2.6	10.0	11.0
Restructuring-related charge (S&A expense) (2)	2.9	5.6	4.7	6.0
ERP modernization costs (S&A expense) (3)	6.6	3.5	21.1	10.5
Amortization of ERP modernization costs (S&A expense) (4)	0.4	—	0.4	—
Transaction and integration-related costs (S&A expense) (5)	0.3	0.4	0.3	4.0
Legal contingency costs (S&A expense) (6)	0.2	10.3	4.5	10.3
Net income - as adjusted	$8.5	$29.0	$84.8	$125.5

Net (loss) income per share - as reported:
Diluted	$(0.23)	$0.35	$2.36	$4.38
Adjustments:
Amortization expense	0.14	0.14	0.54	0.58
Restructuring-related charge (S&A expense) (2)	0.15	0.29	0.25	0.31
ERP modernization costs (S&A expense) (3)	0.37	0.18	1.14	0.55
Amortization of ERP modernization costs (S&A expense) (4)	0.02	—	0.02	—
Transaction and integration-related costs (S&A expense) (5)	0.02	0.02	0.02	0.21
Legal contingency costs (S&A expense) (6)	0.01	0.54	0.24	0.54
Net income per diluted share - as adjusted	$0.48	$1.52	$4.57	$6.57
(2) Restructuring expenses reflect our global reorganization efforts to align our expense structure with key strategic initiatives and long-term business objectives.
(3) Enterprise Resource Planning (ERP) modernization initiative investment. In 2025, the Company invested $59.1 million in ERP initiatives. Of this amount, $30.6 million was capitalized, while the remaining $28.5 million was recorded as a Selling and Administrative expense in the Consolidated Statements of Income. This investment is expected to drive future operational efficiencies across the organization.
(4) Amortization of ERP modernization costs represent the amortization of capitalized implementation costs related to cloud computing arrangements, which primarily relate to our implementation of a new ERP system.
(5) Due diligence and integration costs associated with the acquisition of R4Y, TCS, and costs associated with the investment in Brain Corp, Inc., a privately held autonomous technology company.
(6) Legal settlement charge related to an intellectual property dispute regarding ec-H2O™ option on commercial floor cleaning machines sold between 2015 and 2023. For further details, see Note 17, Commitments and Contingencies, in "Item 8. Financial Statement and Supplementary Data" of the 2025 Form 10-K.

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Page 12 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net (loss) income - as reported	$(4.4)	$6.6	$43.8	$83.7
Less:
Interest expense, net	2.1	1.6	9.0	9.1
Income tax (benefit) expense	(1.6)	(1.3)	14.1	21.1
Depreciation expense	11.8	10.5	45.0	40.1
Amortization expense	3.5	3.6	13.7	15.0
EBITDA	11.4	21.0	125.6	169.0
Adjustments:
Restructuring-related charge (S&A expense) (2)	3.9	7.6	6.4	8.2
ERP modernization costs (S&A expense) (3)	9.1	4.8	28.5	14.0
Amortization of ERP modernization costs (S&A expense) (4)	0.5	—	0.5	—
Transaction and integration-related costs (S&A expense) (5)	0.4	0.5	0.4	4.1
Legal contingency costs (S&A expense) (6)	0.3	13.5	6.0	13.5
EBITDA - as adjusted	$25.6	$47.4	$167.4	$208.8
EBITDA margin - as adjusted	8.8%	14.4%	13.9%	16.2%
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Page 13 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
S&A expense - as reported	$93.8	$116.4	$374.8	$391.9
S&A expense as a percent of net sales - as reported	32.2%	35.4%	31.1%	30.5%
Adjustments:
Restructuring-related charge (S&A expense) (2)	(3.9)	(7.6)	(6.4)	(8.2)
ERP modernization costs (S&A expense) (3)	(9.1)	(4.8)	(28.5)	(14.0)
Amortization of ERP modernization costs (S&A expense) (4)	(0.5)	—	(0.5)	—
Transaction and integration-related costs (S&A expense) (5)	(0.4)	(0.5)	(0.4)	(4.1)
Legal contingency costs (S&A expense) (6)	(0.3)	(13.5)	(6.0)	(13.5)
S&A expense - as adjusted	$79.6	$90.0	$333.0	$352.1
S&A expense as a percent of net sales - as adjusted	27.3%	27.4%	27.7%	27.4%

Operating (loss) income - as reported	$(4.2)	$7.6	$68.3	$114.3
Operating margin - as reported	(1.4)%	2.3%	5.7%	8.9%
Adjustments:
Restructuring-related charge (S&A expense) (2)	3.9	7.6	6.4	8.2
ERP modernization costs (S&A expense) (3)	9.1	4.8	28.5	14.0
Amortization of ERP modernization costs (S&A expense) (4)	0.5	—	0.5	—
Transaction and integration-related costs (S&A expense) (5)	0.4	0.5	0.4	4.1
Legal contingency costs (S&A expense) (6)	0.3	13.5	6.0	13.5
Operating income - as adjusted	$10.0	$34.0	$110.1	$154.1
Operating margin - as adjusted	3.4%	10.3%	9.1%	12.0%
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Page 14 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(Loss) income before income taxes - as reported	$(6.0)	$5.3	$57.9	$104.8
Adjustments:
Amortization expense	3.5	3.6	13.7	15.0
Restructuring-related charge (S&A expense) (2)	3.9	7.6	6.4	8.2
ERP modernization costs (S&A expense) (3)	9.1	4.8	28.5	14.0
Amortization of ERP modernization costs (S&A expense) (4)	0.5	—	0.5	—
Transaction and integration-related costs (S&A expense) (5)	0.4	0.5	0.4	4.1
Legal contingency costs (S&A expense) (6)	0.3	13.5	6.0	13.5
Income before income taxes - as adjusted	$11.7	$35.3	$113.4	$159.6

Income tax (benefit) expense - as reported	$(1.6)	$(1.3)	$14.1	$21.1
Effective tax rate - as reported	26.2%	(24.5)%	24.3%	20.1%
Adjustments (7):
Amortization expense	1.0	1.0	3.7	4.0
Restructuring-related charge (S&A expense) (2)	1.0	2.0	1.7	2.2
ERP modernization costs (S&A expense) (3)	2.5	1.3	7.4	3.5
Amortization of ERP modernization costs (S&A expense) (4)	0.1	—	0.1	—
Transaction and integration-related costs (S&A expense) (5)	0.1	0.1	0.1	0.1
Legal contingency costs (S&A expense) (6)	0.1	3.2	1.5	3.2
Income tax expense - as adjusted	$3.2	$6.3	$28.6	$34.1
Effective tax rate - as adjusted	27.4%	17.8%	25.2%	21.4%
(7) For determining the tax impact, the statutory tax rate was applied for each jurisdiction where income or expenses were generated.
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Page 15 – Tennant Company Reports 2025 Fourth-Quarter and Full-Year Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Free Cash Flow Conversion

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income - as reported	$(4.4)	$6.6	$43.8	$83.7
Adjustments:
ERP modernization costs (S&A expense) (3)	6.6	3.5	21.1	10.5
Amortization of ERP modernization costs (S&A expense) (4)	0.4	—	0.4	—
Net income - as adjusted	$2.6	$10.1	$65.3	$94.2

Cash provided by operating activities - as reported	$14.2	$37.5	$65.0	$89.7
Less:
Capital expenditures	(4.5)	(9.4)	(21.7)	(20.9)
Free cash flows (8)	$9.7	$28.1	$43.3	$68.8
Adjustments:
ERP modernization spend	16.7	11.7	59.1	37.3
Free cash flows - as adjusted	$26.4	$39.8	$102.4	$106.1

Net income to free cash flows conversion	1015%	394%	157%	113%
(8) Free Cash Flow reflects cash provided by operating activities less capital expenditures.
(###)